EXHIBIT 99.1

Contact:	The Aaron’s Company, Inc.
Investor Relations
678.402.3590
investorrelations@aarons.com

The Aaron’s Company, Inc. Reports First Quarter 2022 Financial Results

•First Quarter Same Store Revenues Increased 9.6% on a Two-Year Basis
•Lease Portfolio Size Ended First Quarter Up Year-Over-Year
•Diluted EPS of $0.68; Non-GAAP Diluted EPS of $0.87
•2022 Aaron’s Core Business Outlook Remains Unchanged
•Updated Consolidated Outlook for 2022 Includes BrandsMart U.S.A., Acquired April 1, 2022

ATLANTA, April 25, 2022 - The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced financial results for the first quarter ended March 31, 2022.
“I am pleased to announce a strong start to 2022. Our customer lease portfolio continues to perform well, and the Aaron’s core business remains on track with the outlook shared last quarter,” said Douglas Lindsay, Chief Executive Officer of The Aaron's Company. “The investments we continue to make in our key strategic initiatives, including our fast-growing e-commerce channel, digital origination and servicing platforms, and high-performing GenNext stores, have enabled us to deliver financial results consistent with our expectations for the quarter.
“In addition, I could not be more excited about the acquisition of BrandsMart U.S.A., which closed earlier this month, and the meaningful value creation opportunities it will provide. We continue to believe the consolidated company is capable of delivering strong revenue and double digit annual adjusted EBITDA growth over the next five years and beyond.”
First Quarter 2022 Financial Highlights
Financial and operating results for the first quarter of 2022 and prior periods do not include BrandsMart U.S.A. (“BrandsMart”). As the acquisition of BrandsMart occurred on April 1, 2022, results for BrandsMart will be included in the Company’s consolidated financial statements commencing in the second quarter of 2022.

Total revenues were $456.1 million in the first quarter of 2022, a decrease of 5.2% compared to the first quarter of 2021, primarily due to lower lease revenue attributed to the expected normalization in the lease renewal rate and lower exercise of early purchase options, which were partially offset by the increased size of our lease portfolio. At the end of the first quarter of 2022, our overall lease portfolio size was $131.7 million, an increase of 2.3% compared to the end of the first quarter of 2021. The lease renewal rate for the first quarter was 89.4%, compared to 92.5% in the government stimulus-aided first quarter of 2021. E-commerce revenues increased 3.9% in the first quarter of 2022 compared to the same period in 2021, and represented 15.4% of lease revenues. During the quarter, the Company opened 19 GenNext locations. Combined with the 116 locations open at the beginning of the quarter, GenNext stores contributed 13.2% of lease and retail revenues in the first quarter of 2022, with lease originations in GenNext stores open less than one year continuing to grow at a rate of more than 20 percentage points higher than our average legacy stores.
Same store revenues increased 9.6% as compared to the first quarter of 2020. In the first quarter of 2022, same store revenues decreased 4.3% as compared to the first quarter of 2021, versus a 14.8% increase in the first quarter of 2021 as compared to the first quarter of 2020. The decrease in the first quarter of 2022 was primarily driven by the expected normalization in the lease renewal rate and lower exercise of early purchase options by our customers. These factors were partially offset by the increased size of our same store lease portfolio.
Net earnings for the first quarter of 2022 were $21.5 million compared to $36.3 million in the first quarter of 2021. First quarter 2022 net earnings included acquisition-related costs of $3.5 million, restructuring charges of $3.3 million, and separation costs of $0.5 million. Net earnings in the first quarter of 2021 included separation costs of $4.4 million and restructuring charges of $3.4 million.
Adjusted EBITDA was $54.7 million in the first quarter of 2022, a decrease of 25.9% compared to the first quarter of 2021. As a percentage of total revenues, adjusted EBITDA margin was 12.0% in the first quarter of 2022 compared with 15.4% in the prior year first quarter. The declines in adjusted EBITDA and adjusted EBITDA margin were primarily due to the expected lower lease renewal rates and higher provision for lease merchandise write-offs compared to the government stimulus-aided levels in the first quarter of 2021, partially offset by lower personnel and other operating expenses.

Diluted earnings per share were $0.68 in the first quarter of 2022 compared with $1.04 in the first quarter of 2021. On a non-GAAP basis, diluted earnings per share were $0.87 for the first quarter of 2022 compared with $1.24 in the first quarter of 2021.
Share Repurchase Program and Dividend Activity
During the first quarter, the Company repurchased 261,924 shares of Aaron’s common stock for a total purchase price of approximately $5.7 million. The total shares outstanding as of March 31, 2022 were 30,963,018, compared to 34,169,998 as of March 31, 2021. On March 3, 2022, the Company’s Board of Directors increased the share repurchase authorization to $250.0 million from the original $150.0 million plan and extended the maturity to December 31, 2024. The remaining authorized share repurchase amount was $141.2 million as of March 31, 2022. In addition, the Board declared a quarterly cash dividend of $0.1125 per share which was paid to shareholders on April 5, 2022.

Full Year 2022 Outlook
The Company has updated its full year 2022 outlook to reflect the acquisition of BrandsMart that closed April 1, 2022. For the full-year 2022, we expect consolidated total revenues between $2.32 and $2.39 billion, adjusted EBITDA between $200 and $215 million, and non-GAAP earnings per share between $2.65 and $2.90.
Excluding the BrandsMart acquisition, the Aaron’s core business outlook for total revenues, adjusted EBITDA, and annual same store revenues remains consistent with the outlook provided on February 23, 2022. Due to global supply chain challenges, we are revising our forecast of new GenNext store remodels and repositionings to be completed in 2022 to 100 locations. We expect to complete the remaining 20 locations originally scheduled for the current year in 2023.
We are assuming an effective tax rate for 2022 of approximately 26%, depreciation and amortization of $80 million to $85 million, and a diluted weighted average share count of approximately 32.0 million shares. This outlook assumes no significant deterioration in the current retail environment, state of the U.S. economy, or global supply chain, as compared to its current condition.

Current Outlook[1,2]
	Low	High
Consolidated - Total Revenues	$2,320 million	$2,390 million
Consolidated - Adjusted EBITDA	$200 million	$215 million
Consolidated - Non-GAAP EPS	$2.65	$2.90
Consolidated - Capital Expenditures	$100 million	$125 million
Consolidated - Free Cash Flow	$45 million	$55 million

BrandsMart - Total Revenues	$545 million	$565 million
BrandsMart - Adjusted EBITDA	$20 million	$25 million
1 See the “Use of Non-GAAP Financial Information” section accompanying the press release.
2 BrandsMart outlook represents expected results for the nine months ended December 31, 2022.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on April 26, 2022, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About The Aaron’s Company Inc.
    Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands, Aaron’s and BrandsMart U.S.A. Aaron’s offers a direct-to-consumer lease-to-own solution through its 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with ten retail stores in Florida and Georgia. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) any ongoing impact of the COVID-19 pandemic due to new variants or efficacy and rate of vaccinations, as well as related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of federal vaccine mandates on our workforce and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the failure of that separation to qualify for the expected tax treatment; (iv) the risk that the Company may fail to realize the benefits expected from the acquisition of BrandsMart, including projected synergies; (v) risks related to the disruption of management time from ongoing business operations due to the acquisition; (vi) failure to promptly and effectively integrate the BrandsMart acquisition; (vii) the effect of the acquisition on our operating results and businesses and on the ability of Aaron's and BrandsMart to retain and hire key personnel or maintain relationships with suppliers; (viii) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (ix) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud, and information security; (x) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (xi) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (xii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (xiii) financial challenges faced by our franchisees; (xiv) increases in lease merchandise write-offs, and the potential limited duration and impact of government stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; (xv) the availability and prices of supply chain resources, including products and transportation; and (xvi) the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2022 financial performance outlook; (iv) the Company’s goals, plans, expectations, and projections regarding the expected benefits of the BrandsMart acquisition; and (v) the impact on our 2022 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON’S COMPANY, INC.
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2022	2021
REVENUES:
Lease and Retail Revenues	$421,925	$444,087
Non-Retail Sales	27,827	29,949
Franchise Royalties and Other Revenues	6,330	7,018
	456,082	481,054
COST OF REVENUES:
Cost of Lease and Retail Revenues	145,779	151,495
Non-Retail Cost of Sales	25,356	26,491
	171,135	177,986
GROSS PROFIT	284,947	303,068
OPERATING EXPENSES:
Personnel Expenses	121,110	124,863
Other Operating Expenses, Net	104,359	108,366
Provision for Lease Merchandise Write-Offs	21,957	13,417
Restructuring Expenses, Net	3,335	3,441
Separation Costs	540	4,390
Acquisition-Related Costs	3,464	—
	254,765	254,477
OPERATING PROFIT	30,182	48,591
Interest Expense	(350)	(344)
Other Non-Operating (Expense) Income, Net	(927)	402
EARNINGS BEFORE INCOME TAX EXPENSE	28,905	48,649
INCOME TAX EXPENSE	7,373	12,326
NET EARNINGS	$21,532	$36,323

EARNINGS PER SHARE	$0.69	$1.06
EARNINGS PER SHARE ASSUMING DILUTION	$0.68	$1.04
WEIGHTED AVERAGE SHARES OUTSTANDING	31,062	34,262
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	31,760	34,919

THE AARON’S COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31, 2022	December 31, 2021
ASSETS:
Cash and Cash Equivalents	$13,518	$22,832
Accounts Receivable (net of allowances of $5,251 at March 31, 2022 and $7,163 at December 31, 2021)	26,930	29,443
Lease Merchandise (net of accumulated depreciation and allowances of $432,842 at March 31, 2022 and $439,745 at December 31, 2021)	769,018	772,154
Property, Plant and Equipment, Net	230,945	230,895
Operating Lease Right-of-Use Assets	288,131	278,125
Goodwill	13,022	13,134
Other Intangibles, Net	4,288	5,095
Income Tax Receivable	2,711	3,587
Prepaid Expenses and Other Assets	97,799	86,000
Total Assets	$1,446,362	$1,441,265
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$242,702	$244,670
Deferred Income Taxes Payable	98,565	92,306
Customer Deposits and Advance Payments	56,203	66,289
Operating Lease Liabilities	317,984	309,834
Debt	—	10,000
Total Liabilities	715,454	723,099

Shareholders’ Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at March 31, 2022 and December 31, 2021; Shares Issued: 35,968,806 at March 31, 2022 and 35,558,714 at December 31, 2021	17,984	17,779
Additional Paid-in Capital	727,842	724,384
Retained Earnings	116,494	98,546
Accumulated Other Comprehensive Loss	(347)	(739)
	861,973	839,970
Less: Treasury Shares at Cost
5,005,788 Shares at March 31, 2022 and 4,580,390 at December 31, 2021	(131,065)	(121,804)
Total Shareholders’ Equity	730,908	718,166
Total Liabilities & Shareholders’ Equity	$1,446,362	$1,441,265

THE AARON’S COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Three Months Ended March 31,
(In Thousands)	2022	2021
OPERATING ACTIVITIES:
Net Earnings	$21,532	$36,323
Adjustments to Reconcile Net Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	134,713	139,212
Other Depreciation and Amortization	18,149	17,067
Provision for Lease Merchandise Write-Offs	21,957	13,417
Accounts Receivable Provision	6,753	3,763
Stock-Based Compensation	3,611	3,593
Deferred Income Taxes	6,241	8,741
Impairment of Assets	1,585	2,272
Non-Cash Lease Expense	23,971	23,030
Other Changes, Net	(4,576)	(831)
Changes in Operating Assets and Liabilities:
Lease Merchandise	(153,711)	(160,895)
Accounts Receivable	(4,190)	2,265
Prepaid Expenses and Other Assets	(11,610)	1,440
Income Tax Receivable	876	270
Operating Lease Right-of-Use Assets and Liabilities	(27,009)	(37,776)
Accounts Payable and Accrued Expenses	846	(21,563)
Customer Deposits and Advance Payments	(10,086)	(10,129)
Cash Provided by Operating Activities	29,052	20,199
INVESTING ACTIVITIES:
Purchases of Property, Plant, and Equipment	(25,103)	(27,032)
Proceeds from Dispositions of Property, Plant, and Equipment	8,136	2,695
Acquisition of Businesses and Customer Agreements, Net of Cash Acquired	(286)	(1,062)
Proceeds from Other Investing-Related Activities	190	1,974
Cash Used in Investing Activities	(17,063)	(23,425)
FINANCING ACTIVITIES:
Repayments on Revolving Facility, Net	(10,000)	—
Repayments on Debt	—	(492)
Dividends Paid	(3,110)	(3,430)
Acquisition of Treasury Stock	(4,722)	(5,727)
Issuance of Stock Under Stock Option Plans	52	543
Shares Withheld for Tax Payments	(3,541)	(2,729)
Cash Used in Financing Activities	(21,321)	(11,835)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18	2
Decrease in Cash and Cash Equivalents	(9,314)	(15,059)
Cash and Cash Equivalents at Beginning of Period	22,832	76,123
Cash and Cash Equivalents at End of Period	$13,518	$61,064

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2022 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, and acquisition-related costs. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. Adjusted EBITDA margin is defined as EBITDA as a percentage of revenue. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA table in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release and in the press release dated February 23, 2022 are calculated as the Company’s cash flows provided by operating activities and proceeds from real estate transactions, less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company’s GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended
	March 31,
	2022	2021
Net Earnings	$21,532	$36,323
Income Taxes	7,373	12,326
Earnings Before Income Taxes	$28,905	$48,649
Add: Acquisition-Related Intangible Amortization Expense	641	1,507
Add: Restructuring Expenses, Net	3,335	3,441
Add: Separation Costs	540	4,390
Add: Acquisition-Related Costs	3,464	—
Non-GAAP Earnings Before Income Taxes	36,885	57,987

Income taxes, calculated using a non-GAAP Effective Tax Rate	9,409	14,692
Non-GAAP Net Earnings	$27,476	$43,295

Earnings Per Share Assuming Dilution	$0.68	$1.04
Add: Acquisition-Related Intangible Amortization Expense	0.02	0.04
Add: Restructuring Expenses, Net	0.11	0.10
Add: Separation Costs	0.02	0.13
Add: Acquisition-Related Costs	0.11	—
Tax Effect of Non-GAAP adjustments	$(0.06)	$(0.07)
Non-GAAP Earnings Per Share Assuming Dilution(1)	$0.87	$1.24

Weighted Average Shares Outstanding Assuming Dilution	31,760	34,919
(1)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron’s Company, Inc.
Non-GAAP Financial Information
Quarterly EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2022	March 31, 2021
Net Earnings	$21,532	$36,323
Income Taxes	7,373	12,326
Earnings Before Income Taxes	$28,905	$48,649
Interest Expense	350	344
Depreciation	17,385	15,383
Amortization	764	1,684
EBITDA	$47,404	$66,060
Separation Costs	540	4,390
Acquisition-Related Costs	3,464	—
Restructuring Expenses, Net	3,335	3,441
Adjusted EBITDA	$54,743	$73,891

Reconciliation of 2022 Current Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2022 Ranges
	BrandsMart U.S.A.[1]	Consolidated Total[2]
Estimated Net Earnings		$75,000 - $81,000
Income Taxes		26,000 - 28,000
Projected Earnings Before Income Taxes	$13,500 - $16,500	$101,000 - $109,000
Interest Expense	—	9,000 - 10,000
Depreciation and Amortization	4,000 - 5,000	80,000 - 85,000
Projected EBITDA	$17,500 - $21,500	$190,000 - $204,000
Projected Other Adjustments, Net	2,500 - 3,500	10,000 - 11,000
Projected Adjusted EBITDA	$20,000 - $25,000	$200,000 - $215,000
(1) Amortization related to the acquired BrandsMart intangible assets has been excluded from this Outlook as the respective fair values are pending the completion of the purchase price valuation and cannot be reasonably estimated. Projected Other Adjustments, Net includes one-time integration and other acquisition-related costs.
(2) Projected Other Adjustments, Net includes the projected non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company and BrandsMart one-time integration and other acquisition-related costs. Amortization related to the acquired BrandsMart intangible assets has been excluded from this Outlook as the respective fair values are pending the completion of the purchase price valuation and cannot be reasonably estimated.

Reconciliation of 2022 Current Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2022 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$2.39	$2.57
Add Sum of Projected Other Adjustments[1]	0.26	0.33
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.65	$2.90
(1)    Includes the projected non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company and BrandsMart one-time integration and other acquisition-related costs. Amortization related to the acquired BrandsMart intangible assets has been excluded from this Outlook as the respective fair values are pending the completion of the purchase price valuation and cannot be reasonably estimated.

Reconciliation of 2022 Current Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2022 Ranges
Consolidated Total
Cash Provided by Operating Activities	$139,000 - $173,000
Add: Proceeds from Real Estate Transactions	$6,000 - $7,000
Less: Capital Expenditures	(100,000 - 125,000)
Free Cash Flow	$45,000 - $55,000